Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

Peraso Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.001 par value per share	(1)	Other	1,019,047	$1.2250	$1,248,332.58	0.0001381	$172.40

Total Offering Amounts:							$1,248,332.58		172.40
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$172.40

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Offering Note(s)

(1)	This registration statement registers the resale by the selling stockholders named therein of up to an aggregate of 1,019,047 shares of the registrant’s common stock issuable upon the exercise of warrants issued to the selling stockholders. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered hereby such indeterminate number of additional shares of common stock as may be issued or issuable because of stock splits, stock dividends stock distributions, and similar transactions.

The proposed maximum offering price per unit has been estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) of the Securities Act, based upon the average of the high and low prices for a share of common stock as reported on the Nasdaq Capital Market on October 6, 2025, which date is a date within five business days of the filing of the registration statement for the registration of the securities listed in the table above.